UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 1, 2016

VICAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21088 (Commission File Number)	93-0948554 (I.R.S. Employer Identification No.)
10390 Pacific Center Court San Diego, California (Address of principal executive offices)		92121-4340 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.

Item 1.01Entry into a Material Definitive Agreement.

On August 1, 2016, Vical Incorporated (“Vical”) entered into a Stock Purchase Agreement (the  “Stock Purchase Agreement”) with AnGes MG Inc. (“AnGes”), pursuant to which AnGes purchased 1,841,420 shares of Vical’s common stock at a per share price of $4.2448.

The shares were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) of the Securities Act, as a transaction to an accredited investor not involving a public offering.  AnGes represented to Vical that it intended to acquire the securities for investment only and not with a view to the resale or distribution of the securities.

Under the Stock Purchase Agreement, Vical has also granted AnGes limited rights to require Vical to register the shares of common stock for resale under the Securities Act.  AnGes has also agreed to certain transfer restrictions with respect to the shares of common stock sold under the Stock Purchase Agreement and has further agreed to certain standstill provisions whereby, subject to certain exceptions, AnGes is obligated to refrain from taking certain actions with respect to Vical’s common stock, including acquiring more than 19.9% of Vical’s outstanding shares.  AnGes is entitled to have a representative attend meetings of Vical’s Board of Directors in a non-voting capacity, and may under certain conditions be entitled to have a representative appointed to Vical’s Board of Directors in the future. AnGes also agreed to vote its shares in accordance with the recommendations of Vical’s Board of Directors for so long as it continues to hold a specified percentage of Vical’s outstanding common stock.

A copy of the press release Vical issued with respect to the execution of the Stock Purchase Agreement is furnished with this current report as Exhibit 99.1.

Item 3.02Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 of this current report is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

99.1Press release issued by Vical Incorporated on August 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: August 2, 2016	By:	/s/ Anthony A. Ramos
Anthony A. Ramos
Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release issued by Vical Incorporated on August 1, 2016.